Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE   February  28, 2013

ACME UNITED CORPORATION REPORTS 23% SALES INCREASE AND 56% INCREASE IN EARNINGS PER SHARE FOR THE FOURTH QUARTER

FAIRFIELD, CONN. – February 28, 2013 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the fourth quarter ended December 31, 2012 were $19.5 million, compared to $15.8 million in the comparable period of 2011, an increase of 23%.

Net income was $431,000, or $.14 per diluted share, for the quarter ended December 31, 2012, compared to $266,000 or $.09 per diluted share, for the comparable period last year, an increase of 62% in net income and 56% in diluted earnings per share.

Net sales for the year ended December 31, 2012 were $84.4 million, compared to $73.3 million in 2011, an increase of 15%.

Net income for the year ended December 31, 2012 was $3,549,000, or $1.13 per diluted share, compared to $2,811,000, or $.91 per diluted share last year, a 26% increase in net income and 24% increase in diluted earnings per share.

Net sales in the U.S. segment for the quarter and year ended December 31, 2012 increased 27% and 20%, respectively, compared to the same periods in 2011. The increases for both periods were primarily due to greater sales of pencil sharpeners, paper trimmers, first aid kits and new sales resulting from the C-Thru Ruler acquisition in June, 2012. Revenues from new distribution of Camillus knives at major retailers also contributed to the growth. Net sales in Canada for the three months ended December 31, 2012 increased 10% in U.S dollars (7% in local currency) compared to the same period in 2011. Net sales in Canada for the year ended December 31, 2012 increased 3% in U.S. dollars (5% in local currency) compared to 2011.   The increased sales in Canada for both periods were primarily due to the introduction of Camillus knives.  European net sales for the three months ended December 31, 2012 increased 16% in U.S. dollars (25% in local currency), compared to the same period last year. European net sales for the year ended December 31, 2012 decreased 1% in U.S. dollars but increased 9% in local currency compared to last year.  The increased sales in Europe for both periods were primarily due to higher sales in the mass market channel.

Gross margins were 33.6% in the fourth quarter of 2012 versus 35.9% in the comparable period last year.  Gross margins were 35.2% for the year ended December 31, 2012 versus 35.9% last year. In the fourth quarter of 2012, the Company donated $135,000 of products to the Kids In Need Foundation.  Excluding the impact of the donation, gross margins would have been 34.2% and 35.4% for the quarter and year ended December 31, 2012, respectively.

Operating profit was $465,000 for the quarter ended December 31, 2012 compared to $522,000 for the comparable period last year. Excluding the impact from the donation, operating profit was $600,000, an increase of 15% over last year.  Operating profit was $5,361,000 for the year ended December 31, 2012 compared to $4,285,000 last year, an increase of 25%.

Income tax in the fourth quarter of 2012 included a tax benefit of approximately $90,000 from the donation.

Walter C. Johnsen, Chairman and CEO said, “Acme United had an excellent year in 2012.  We had successful introductions of new iPoint pencil sharpeners and TrimAir paper trimmers.  We acquired the C-Thru line of lettering and measuring tools and successfully integrated the product family.  We brought a number of new Camillus knives into broad distribution, and had excellent reception of the Les Stroud survival tools.  Both our PhysiciansCare and Pac-Kit first aid product families entered new markets and gained share.” Mr. Johnsen added that he would like to acknowledge the hard work of the Acme United employees, and looks forward to another successful year in 2013.

The Company’s bank debt less cash and cash equivalents on December 31, 2012 was $14.6 million compared to $9.7 million on December 31, 2011. On June 7, 2012, the Company paid approximately $1.5 million for certain assets of the C-Thru Ruler Company. During the year ended December 31, 2012, Acme purchased 43,000 shares of its common stock for treasury for a total of about $440,000 and paid approximately $1.1 million in dividends on its common stock.  The Company accelerated the payment of its fourth quarter dividend, which historically has been paid in January, to December 2012, to be more tax advantageous for shareholders.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking systems and financial markets, including the impact on the Company’s suppliers and customers; (iii) currency fluctuations; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth; (v) the Company’s ability to successfully integrate acquired business; and (vi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2012
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2012	December 31, 2011

Net sales	$19,534	$15,836
Cost of goods sold	12,979	10,143
Gross profit	6,555	5,693
Selling, general, and administrative expenses	6,090	5,171
Income from operations	465	522
Interest expense	(125)	(100)
Interest income	61	37
Net interest expense	(64)	(63)
Other expense, net	(5)	(6)
Total other expense, net	(69)	(69)
Pre-tax income	396	453
Income tax (benefit) expense	(35)	187
Net income	$431	$266

Shares outstanding - Basic	3,118	3,125
Shares outstanding - Diluted	3,175	3,125

Earnings per share basic	$0.14	$0.09
Earnings per share diluted	0.14	0.09

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
YEAR END REPORT 2012 (cont.)
(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2012	December 31, 2011

Net sales	$84,370	$73,302
Cost of goods sold	54,623	46,977
Gross profit	29,747	26,325
Selling, general, and administrative expenses	24,386	22,040
Income from operations	5,361	4,285
Interest expense	(444)	(404)
Interest income	179	150
Net interest expense	(265)	(254)
Other expense, net	(99)	(5)
Total other expense, net	(364)	(259)
Pre-tax income	4,997	4,026
Income tax expense	1,448	1,215
Net income	$3,549	$2,811

Shares outstanding - Basic	3,116	3,100
Shares outstanding - Diluted	3,133	3,100

Earnings per share basic	$1.14	$0.91
Earnings per share diluted	1.13	0.91

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
YEAR END REPORT 2012
(Unaudited)

Amounts in $000's	December 31, 2012	December 31, 2011

Assets:
Current assets:
Cash	$9,750	$7,853
Accounts receivable, net	16,442	12,904
Inventories	30,292	24,495
Prepaid and other current assets	1,925	1,270
Total current assets	58,409	46,522

Property and equipment, net	2,353	2,506
Long term receivable	1,702	1,766
Other assets	5,364	4,428
Total assets	$67,828	$55,222

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$6,480	$4,935
Other current liabilities	5,250	3,770
Total current liabilities	11,730	8,705
Non-current liabilities
Long term debt	24,320	17,568
Other non current liabilities	912	1,174
Total liabilities	36,962	27,447
Total stockholders' equity	30,866	27,775
Total liabilities and stockholders' equity	$67,828	$55,222